Exhibit 99.1

             First Busey Corporation Fourth Quarter Earnings Release

                 URBANA, Ill., Jan. 18 /PRNewswire-FirstCall/ --

                              FINANCIAL HIGHLIGHTS

        -- Douglas C. Mills, Chairman of the Board and CEO, announced that 2004 was a record year for First Busey Corporation. "I am extremely pleased with the performance of "BUSE" stock which closed the year at $20.87. This represents an increase of 15.9%. We also increased the dividend 13.3% from $.45 to $.51. This results in a total return for BUSE in 2004 of 18.8%." Below is a chart comparing the total return of BUSE to the S&P 500 and the NASDAQ Bank Index.

                                                  NASDAQ
                            BUSE     S&P 500    Bank Index
                          --------   --------   ----------
                1 Year        18.8%      10.9%        11.2%
                3 Year        16.3%       3.5%        14.7%
                5 Year         9.3%      -2.3%        13.8%
                10 Year       17.4%      12.0%        16.5%

        Other highlights for the fourth quarter and for the year are:

        -- Net income increased $1,413,000 or 32.4% to $5,769,000 for the quarter ended December 31, 2004, as compared to $4,356,000 for the comparable period in 2003. For the quarter ending December 31, 2004, earnings per share on a fully-diluted basis were $0.28, an increase of $.07 or 33.3% from $0.21 for the comparable period in 2003. On a year-to-date basis, net income increased $2,590,000 or 13.0% to $22,454,000 for the year ended December 31, 2004 as compared to $19,864,000 for the year ended December 31, 2003. For the year ended December 31, 2004, earnings per share on a fully-diluted basis were $1.09, an increase of $0.12 or 12.4% from $0.97 for the year ended December 31, 2003.

        -- During the fourth quarter of 2004, First Busey recognized $585,000 in provision for loan losses compared to the fourth quarter of 2003 when $1,680,000 in provision for loan losses was recognized. The provision was higher during the fourth quarter of 2003 due to higher net charge- offs activity and to establish a specific reserve for one large commercial credit customer.

        -- Net interest income increased $3,125,000 or 25.5% to $15,378,000 for the quarter ended December 31, 2004, compared to $12,253,000 during the fourth quarter of 2003. Interest income increased $6,210,000 or 34.0% during the fourth quarter of 2004 compared to the same period in 2003 due primarily to loan growth. Interest expense increased $3,085,000 or 51.4% due to growth in the average balances of deposits and long-term debt. On June 1, 2004, First Busey completed the acquisition of First Capital Bank in Peoria, IL. The increase in net interest income is due to the addition of First Capital Bank combined with additional growth from Busey Bank and Busey Bank Florida.

        -- Non-interest income increased $420,000 or 7.5% to $6,041,000 during the fourth quarter of 2004 compared to $5,621,000 during the same period in 2003. Increased trust fee revenue, service charge income, and gains on the sale of real estate loans offset lower security gains.

        -- Non-interest expense increased $2,692,000 or 28.1% to $12,272,000 during the fourth quarter of 2004 compared to $9,580,000 during the same period in 2003. Salary and benefit costs were higher in the fourth quarter of 2004 compared to the same period of 2003 due to the addition of First Capital Bank. Other operating expenses were also higher in the fourth quarter of 2004 compared to the fourth quarter of 2003 due to higher expenses related to property held in other real estate owned. During the fourth quarter of 2004, First Busey reduced the carrying value of a hotel property held in other real estate owned by $700,000. During the fourth quarter of 2003, First Busey recognized $294,000 in similar valuation adjustments.

                                FINANCIAL SUMMARY

                                    Three Months Ended            Twelve Months Ended
                                        December 31,                  December 31,
                                ---------------------------   ---------------------------
                                    2004           2003           2004           2003
                                ------------   ------------   ------------   ------------
                                          (in thousands, except per share data)
Earnings &
 Per Share Data
Net income                      $      5,769   $      4,356   $     22,454   $     19,864
Basic earnings per share                0.28           0.21           1.10           0.97
Fully-diluted earnings
 per share                              0.28           0.21           1.09           0.97
Dividends per share                     0.13           0.11           0.51           0.45

Average Balances
Assets                          $  1,986,325   $  1,509,049   $  1,756,846   $  1,467,959
Investment
 securities                          345,444        236,855        265,514        242,238
Loans                              1,459,995      1,160,352      1,355,487      1,118,667
Earning assets                     1,850,868      1,414,246      1,640,204      1,376,195
Deposits                           1,575,532      1,250,795      1,404,618      1,220,292
Stockholders' equity                 136,062        125,150        130,356        121,600

Performance Ratios
Return on
 average assets                         1.15%          1.15%          1.28%          1.35%
Return on
 average equity                        16.82%         13.81%         17.23%         16.34%
Net interest margin                     3.37%          3.52%          3.49%          3.60%
Efficiency ratio                       56.20%         54.06%         53.33%         54.04%

Loan Performance
Net credit losses               $         71   $      2,183   $      1,986   $      2,290
Accruing loans 90+
 days past due                                                       2,141            581
Non-accrual loans                                                    1,523          2,638
Foreclosed assets                                                    4,235          4,791

                           CONSOLIDATED BALANCE SHEETS
                                   (unaudited)

                                                  December 31,
                                           ---------------------------
                                               2004           2003
                                           ------------   ------------
                                              (in thousands, except
                                                 per share data)
Assets
Cash and due from banks                    $     47,991   $     52,397
Federal funds sold                                3,100              -
Investment securities                           352,256        224,733

Loans                                         1,475,900      1,192,396
  Less allowance for loan losses                (19,217)       (16,228)
Net loans                                     1,456,683      1,176,168

Premises and equipment, net                      26,295         22,223
Goodwill and other intangibles                   35,637          9,480
Other assets                                     42,479         37,083
Total assets                               $  1,964,441   $  1,522,084

Liabilities & Stockholders' Equity
Non-interest bearing deposits              $    213,921   $    160,578
Interest-bearing deposits                     1,344,901      1,096,017
Total deposits                             $  1,558,822   $  1,256,595

Federal funds purchased & securities
 sold under agreements to repurchase             41,558         16,000
Short-term borrowings                            11,250              -
Long-term debt                                  165,374         92,853
Junior subordinated debt owed to
 unconsolidated trust                            40,000         25,000
Other liabilities                                 8,565          6,459
Total liabilities                          $  1,825,569   $  1,396,907

Common stock                               $      6,291   $      6,291
Surplus                                          21,696         20,968
Retained earnings                               114,359        102,288
Other comprehensive income                        9,170          9,191
Treasury stock                                  (10,173)       (10,667)
Unearned ESOP shares                             (2,456)        (2,853)
Deferred compensation for stock grants              (15)           (41)
Total stockholders' equity                 $    138,872   $    125,177
Total liabilities & stockholders' equity   $  1,964,441   $  1,522,084

Per Share Data
Book value per share                       $       6.74   $       6.10
Tangible book value per share              $       5.01   $       5.64
Ending number of shares outstanding          20,608,151     20,516,216

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (unaudited)

                                    Three Months Ended            Twelve Months Ended
                                        December 31,                  December 31,
                                ---------------------------   ---------------------------
                                    2004           2003           2004           2003
                                ------------   ------------   ------------   ------------
                                          (in thousands, except per share data)
Interest and fees
 on loans                       $     21,695   $     16,378   $     77,499   $     65,603
Interest on
 investment securities                 2,596          1,847          8,148          8,097
Other interest income                    179             35            272            149
Total interest income           $     24,470   $     18,260   $     85,919   $     73,849

Interest on deposits            $      6,578   $      4,452   $     21,436   $     19,644
Interest on short-term
 borrowings                              205             19            557            146
Interest on long-term
 debt                                  1,569            974          5,372          3,578
Junior subordinated debt
 owed to unconsolidated
 trust                                   740            562          2,676          2,250
Total interest expense          $      9,092   $      6,007   $     30,041   $     25,618

Net interest income             $     15,378   $     12,253   $     55,878   $     48,231

Provision for loans
 losses                                  585          1,680          2,905          3,058
Net interest income
 after provision                $     14,793   $     10,573   $     52,973   $     45,173

Trust fees                      $      1,337   $      1,148   $      5,339   $      4,615
Commissions and
 brokers' fees                           561            562          2,335          2,103
Fees for customer
 services                              2,523          2,295          9,876          9,155
Gain on sale of loans                    705            350          2,689          6,183
Security gains, net                      283            653          1,373            975
Other                                    632            613          2,178          1,654
Total non-interest
 income                         $      6,041   $      5,621   $     23,790   $     24,685

Salaries and employee
 benefits                       $      6,313   $      4,911   $     23,826   $     22,314
Net occupancy expense                  1,023            832          3,921          3,158
Furniture and
 equipment expenses                      612            547          2,384          2,446
Other operating
 expenses                              4,324          3,290         12,954         12,051
Total non-interest
 expense                        $     12,272   $      9,580   $     43,085   $     39,969

Income before income
 taxes                          $      8,562   $      6,614   $     33,678   $     29,889
Income taxes                           2,793          2,258         11,224         10,025
Net Income                      $      5,769   $      4,356   $     22,454   $     19,864

Per Share Data*
Basic earnings
 per share                      $       0.28   $       0.21   $       1.10   $       0.97
Fully-diluted
 earnings per share             $       0.28   $       0.21   $       1.09   $       0.97
Average number of
 shares
 outstanding                      20,564,049     20,549,905     20,511,423     20,534,340

        * Share and per share data have been adjusted to effect a three-for-two common stock split effective August 3, 2004, as if it had occurred on January 1, 2003.

                                CORPORATE PROFILE

        First Busey Corporation (Nasdaq: BUSE) is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has three wholly-owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has seventeen banking centers serving Champaign, McLean and Ford Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana and loan production offices in Ft. Myers and Naples, Florida. Total assets of Busey Bank were $1.5 billion as of December 31, 2004. Busey Bank Florida is a federal thrift headquartered in Ft. Myers, Florida with two additional banking centers in Cape Coral, Florida. Total assets of Busey Bank Florida were $176 million as of December 31, 2004. On June 1, 2004, First Busey Corporation completed its acquisition of First Capital Bank in Peoria, Illinois. First Capital Bank has three banking centers in Peoria and one in Pekin, Illinois. Total assets of First Capital Bank as of December 31, 2004 were $250 million. Busey provides electronic delivery of financial services through Busey e-bank, http://www.busey.com .

        Busey Investment Group is a wholly-owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary. Busey Insurance Services, Inc. provides personal insurance products and specializes in long-term healthcare insurance. Busey Investment Group has approximately $2 billion in assets under care.

        First Busey Corporation Common Stock is traded on the Nasdaq National Market under the symbol "BUSE." First Busey Corporation has a Repurchase Program in effect under which it is authorized to purchase up to 750,000 shares of stock. BUSE closed on December 31, 2004 at $20.87, an increase of 15.9% from the closing price of $18.00* on December 31, 2003.

SOURCE  First Busey Corporation
    -0-                             01/18/2005
    /CONTACT: Barbara J. Kuhl, President & COO of First Busey Corporation, +1-217-365-4513/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.busey.com /